Exhibit 23.1

Phone +41 44 444 35 55	BDO Ltd
www.bdo.ch	Schiffbaustrasse 2
zurich@bdo.ch	8031 Zurich

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 15, 2024, relating to the consolidated financial statements of DIH Holding US, Inc. (the Company), which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Christoph Tschumi	/s/ Marc Furlato
BDO AG
Zurich, Switzerland

July 26, 2024

BDO Ltd, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.